As filed with the Securities and Exchange Commission on July 2, 2020

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________________________
PFSweb, Inc.
(Exact name of registrant as specified in its charter)
___________________________________________

Delaware	75-2837058
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
505 Millennium Drive, Allen, Texas	75013
(Address of principal executive offices)	(Zip Code)

2020 Stock and Incentive Plan
(Full Title of the Plan)
THOMAS J. MADDEN
Chief Financial Officer
PFSweb, Inc.
505 Millennium Drive, Allen, Texas 75013
(Name and address of agent for service)
(972) 881-2900
(Telephone number, including area code, of agent for service)

With a copy to:
MELANIE KLINT
General Counsel
PFSweb, Inc.
505 Millennium Drive, Allen, Texas 75013
(972) 881-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, smaller reporting company, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
___________________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,500,000	6.77	23,695,000	3,075.61

(1)
Represents shares of common stock that may be issued pursuant to the grant or exercise of awards under the PFSweb, Inc. 2020 Stock and Incentive Plan (the "Plan"), including additional shares that may become issuable in accordance with the adjustment provisions of the Plan.

(2)
Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of PFSweb, Inc.'s common stock as reported on the Nasdaq Capital Market on June 29, 2020.

EXPLANATORY NOTE

On April 30, 2020, the Board of Directors of PFSweb, Inc. (the "Company") approved, subject to stockholder approval, the PFSweb, Inc. 2020 Stock and Incentive Plan (the “Plan”). On June 30, 2020, at the Registrant’s 2020 Annual Meeting of Stockholders, the Plan was approved by the Registrant’s stockholders by the affirmative vote of a majority of the votes cast in person or by proxy. The Company is filing this registration statement on Form S-8 (this "Registration Statement") to register 3,500,000 shares of the Company’s common stock authorized for issuance under the terms of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)     The documents constituting Part I of this Registration Statement will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
(b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Melanie Klint at telephone number (972) 881-2900 or the address on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

1.	The Company’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2019;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

3.	The Company’s Current Reports on Form 8-K filed with the Commission on March 16, 2020 and May 11, 2020;

4.	The Company's definitive Proxy Statement filed on May 18, 2020;

5.
The description of common stock contained in the Company’s Registration Statement on Form 8-A dated November 24, 1999 as filed with the Commission (File No. 000-28275), as amended by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any amendment or report filed with the Commission for the purpose of updating such description; and

6.
All other documents subsequently filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
The Company is organized under the laws of the State of Delaware. The Delaware General Corporation Law, as amended (the “Act”), provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents (each, a “Corporate Agent”) against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent against expenses is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. To the extent that a Corporate Agent has been successful on the merits of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify the Corporate Agent for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Under the Act, a Delaware corporation has the power to purchase and maintain insurance on behalf of any Corporate Agent against any liabilities asserted against and incurred by him in such capacity, whether or not the corporation has the power to indemnify him against such liabilities under the Act.
As permitted by the Act, the Company’s Certificate of Incorporation contains provisions which limit the personal liability of directors for monetary damages for breach of fiduciary duties as directors except to the extent such limitation of liability is prohibited by the Act. In accordance with the Act, these provisions do not limit the liability of any director for any breach of the director’s duty of loyalty to the Company or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for certain unlawful payments of dividends or stock repurchases under Section 174 of the Act; or for any transaction from which the director derives an improper personal benefit. These provisions do not limit the rights of the Company or any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s fiduciary duty. In addition, these provisions apply only to claims against a director arising out of his role as a director and do not relieve a director from liability for violations of statutory law, such as certain liabilities imposed on a director under the federal securities laws.
In addition, the Company’s Certificate of Incorporation and By-laws provide for the indemnification of Corporate Agents for certain expenses, judgments, fines and payments incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as Corporate Agents to the fullest extent authorized by the Act. The Company seeks to limit its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.
Reference is made to Sections 102(b)(7) and 145 of the Act in connection with the above summary of indemnification, insurance and limitation of liability.
The purpose of these provisions is to assist the Company in retaining qualified individuals to serve as officers, directors or other Corporate Agents of the Company by limiting their exposure to personal liability for serving as such.

Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits
The following are filed as exhibits to this registration statement:

Exhibit No.	Description of Exhibits
3.1	Amended and Restated Certificate of Incorporation of PFSweb, Inc.
3.1.1	Certificate of Amendment of Certificate of Incorporation of PFSweb, Inc.
3.1.2	Certificate of Amendment to Certificate of Incorporation of PFSweb, Inc.
3.1.3	Certificate of Amendment to Certificate of Incorporation of PFSweb, Inc.
3.1.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of PFSweb, Inc.
3.2	Amended and Restated By-Laws.
3.2.1	Amendment to the Amended and Restated By-Laws of PFSweb, Inc.
3.2.2	Amendment to the Amended and Restated By-Laws of PFSweb, Inc.
3.2.3	Amendments to the Amended and Restated By-Laws of PFSweb, Inc.
4.1
Amendment No. 7 to Rights Agreement, dated as of June 27, 2018 between the Company and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC,) as successor to ChaseMellon Shareholder Services, LLC., as rights agent.

5	Opinion of Counsel
23.1	Consent of BDO USA, LLP
23.2	Consent of Counsel (included in Exhibit No. 5)
24	Power of Attorney (included on the signature page)
99.1	2020 Stock and Incentive Plan

Item 9. Undertakings
(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allen, State of Texas, on July 2, 2020.

PFSWEB, INC.

By:	/s/Thomas J. Madden
Thomas J. Madden,
Executive Vice President and Chief Financial Officer

        Each person whose signature to this Registration Statement appears below hereby appoints Thomas J. Madden as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or the amendments thereto, and the attorney-in-fact, or either of them, may make such changes and additions to this Registration Statement as the attorney-in-fact, or either of them, may deem necessary or appropriate.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Willoughby	Chief Executive Officer (Principal Executive Officer)	July 2, 2020
Michael Willoughby

/s/ Thomas J. Madden	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 2, 2020
Thomas J. Madden

/s/ Stephanie DelaCruz	Vice President Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	July 2, 2020
Stephanie DelaCruz

/s/ Monica Luechtefeld	Chairman of the Board	July 2, 2020
Monica Luechtefeld

/s/ David I. Beatson	Director	July 2, 2020
David I. Beatson

/s/ Benjamin Rosenzweig	Director	July 2, 2020
Benjamin Rosenzweig

/s/ Shinichi Nagakura	Director	July 2, 2020
Shinichi Nagakura

/s/ Peter J. Stein	Director	July 2, 2020
Peter J. Stein

/s/ Robert Frankfurt	Director	July 2, 2020
Robert Frankfurt

/s/ G. Mercedes De Luca	Director	July 2, 2020
G. Mercedes De Luca